EXHIBIT 99.1

NEWS RELEASE

For further information contact:

Kerry J. Chauvin	Joseph “Duke” Gallagher
Chief Executive Officer	Chief Financial Officer
985.872.2100	985.872.2100

FEBRUARY 19, 2004

GULF ISLAND FABRICATION, INC. SIGNS AGREEMENT TO

CONSTRUCT TOPSIDE FOR CONSTITUTION PROJECT

Houma, LA—Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announces that it’s wholly-owned subsidiary Gulf Island, L.L.C., has executed a Letter of Intent with Kerr-McGee Oil & Gas Corp. to fabricate the topside for the Constitution truss spar platform. The Constitution field is located in 5,000 feet of water on Green Canyon Blocks 679 and 680, in the deepwater Gulf of Mexico. Financial terms are undisclosed.

Kerr-McGee Oil & Gas Corp., a wholly owned affiliate of Kerr-McGee Corp. (NYSE: KMG), owns 100% interest in the field and is operator.

Fabrication will start in the second quarter of 2004 and the topsides will be delivered in 2005 to support first production in 2006. The company will use its existing facilities and labor in Houma to complete the project. The projected revenue and man-hours for this project were included in the backlog numbers released on February 4, 2004.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.